EXHIBIT 21

                      SUBSIDIARIES OF THE COMPANY



                                                  State or Jurisdiction
Subsidiary                                          of Incorporation
----------                                          ----------------
Intercargo Insurance Company                             Illinois
Intercargo Insurance Company H.K. Limited               Hong Kong
Intercargo International Limited                  British Virgin Islands
International Advisory Services, Inc. (1)                Illinois






(1) International Advisory Services has ten subsidiaries, nine known as Trade Insurance Services, Inc., one known as TRM Insurance Services, Inc. all operating as insurance agencies. These are located in various states as well as one location each in Canada and Hong Kong.